Exhibit 6(a) 11




                                  PORTEC, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                               THREE MONTHS
                                              ENDED MARCH 31,

                                       1996                  1995

Average Shares Outstanding           4,568,206              4,603,084

Net Income                          $1,973,000             $1,919,000

Per Share Amount                    $     .43              $     .42